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                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement"), dated as of June 21, 2005, is made and entered into by and between Flagstar Bank, fsb ("Flagstar") and Michael
W. Carrie ("Carrie").

                                    RECITALS

         WHEREAS, FLAGSTAR is a federally chartered stock savings bank headquartered in Troy, Michigan and is a wholly owned subsidiary of Flagstar Bancorp, Inc., a Michigan corporation ("Bancorp"); and

         WHEREAS, Carrie was previously employed by Flagstar and Bancorp as an Executive Director and Chief Financial Officer, and has served on the Board of Directors of both Flagstar and Bancorp; and

         WHEREAS, Carrie retired from the employ of both Flagstar and Bancorp, and such resignation is effective as of June 20, 2005; and

         WHEREAS, it has been determined by Carrie, Flagstar and Bancorp that it is in the best interest of all parties for Carrie to also resign from the Board of Directors of both Flagstar and Bancorp; and

         WHEREAS, as a result of such resignations, Carrie's Continuous Service (as such term is defined in the Bancorp 1997 Employees and Directors Stock Option Plan, as amended and the 2000 Stock Incentive Plan) with Flagstar and Bancorp shall cease on June 20, 2005; and

         WHEREAS, Flagstar desires to consult with Carrie, from time to time, on the matters and affairs of Flagstar in order to assist in the transition to the incoming Chief Financial Officer and Carrie has agreed to be accessible for such purposes from the date of this Agreement through March 2006.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:


                  1. Obligations of Carrie; Independent Contractor. Carrie shall consult with and advise the incoming Chief Financial Officer with respect to the business of Flagstar (the "Consulting Services"). Carrie shall perform the Consulting Services as reasonably requested, from time to time. This Agreement shall not constitute or give rise to an employment relationship


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between the parties, and all activities by Carrie hereunder shall be carried on by Carrie as an independent contractor and not as an employee of Flagstar. It is the intention of the parties that Carrie shall be able to provide such services by telephone and that the Consulting Services will not require Carrie to be present in Michigan.

                  2. Obligations of Flagstar. In consideration for Carrie's obligations hereunder, Flagstar shall pay Carrie a monthly fee of $60,000, payable on the 1st of each month, with the first such payment being made on July 1, 2005 (the "Consulting Fees").

                  3. Expenses. In addition to any Consulting Fees that may be payable to Carrie hereunder, Flagstar shall reimburse Carrie from time to time for all reasonable out-of-pocket costs and expenses incurred by Carrie in the performance of the Consulting Services hereunder. Carrie shall include a reasonably detailed description of such expenses in accordance with Flagstar practice.
                  4. Non-Disclosure of Confidential Information.

                                 (a) Confidential Information. For the purposes
of this Agreement, "Confidential Information" shall mean all information relating to the operations of Flagstar which has not been specifically designated for release to the public and information regarding Flagstar, or any affiliate, which was disclosed to Carrie or known by him as a consequence of his employment by Flagstar, whether or not pursuant to this Agreement, including without limitation, trade secrets, business and strategic plans, pricing information, financial data, customer and supplier information, either the fact or content of negotiations in which such entities may be engaged, market information, research and development, corporate personnel manuals and corporate policies and procedures, marketing strategies, computer data bases and other information that was developed by or originated with any such entity for its own use, whether stored on hard copy, computer disc or any other medium. The foregoing notwithstanding, "Confidential Information" shall not include any information or materials already available to the public other than as a result of the disclosure by Carrie.

                                 (b) Non-Disclosure. Carrie agrees that, except
with the specific authorization of the Chief Executive Officer of Flagstar, Carrie shall not at any time during or after the term of this Agreement, make use of or disclose to any person, corporation, or other entity, directly or indirectly, for any purpose whatsoever, any Confidential Information, whether prepared by Carrie or otherwise coming into Carrie's possession or control; provided, however, that any disclosure by Carrie to a governmental agency as required by law shall not constitute a breach of this Paragraph 4.

                                 (c) Injunctive Relief. Carrie acknowledges that
Confidential Information, as it may exist from time to time, is a valuable and unique asset of Flagstar, and that disclosure of any such Confidential Information would cause substantial injury to Flagstar, and that any violation of this Paragraph 4 would cause irreparable damage to Flagstar which damage would be inadequately compensable in money damages, and Flagstar shall be entitled to injunctive relief to prevent or terminate any breach or threatened breach of this Paragraph 4, in addition to any monetary damages, sanctions or other legal remedies available. The provisions of this Paragraph 4 shall survive termination of this Agreement. Carrie acknowledges and agrees


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that his obligations of confidentiality hereunder are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which Carrie owes to Flagstar under general legal or equitable principles. Carrie further acknowledges and agrees that the agreements set out above are necessary for the protection of the legitimate business interests of Flagstar and are reasonable in scope and content.

                                 (d) Ownership Rights. Carrie acknowledges and
agrees that Flagstar shall be the sole owner and holder of all right, title and interest to all strategies, business plans, systems, forms, policy manuals, marketing and public relations materials, marketing procedures and policies developed by Carrie during the term of this Agreement, and the Carrie shall not duplicate, photocopy, transcribe or remove any such information, records or property. Carrie acknowledges and agrees that upon termination of this Agreement, or upon request by Flagstar, Carrie shall turn over to Flagstar all documents, files, office supplies and any other material or work product in Carrie's possession or control containing all such strategies, business plans, systems, forms, policy manuals, marketing and public relations materials, marketing procedures and policies or which were otherwise created pursuant to or derived from Carrie's services to Flagstar.

                                 (e) Saving Provision. The parties agree and
stipulate that, based upon Flagstar's present business and plans for future expansion, the covenants and agreements set out above in this Paragraph 4 are reasonable in duration and scope and are fair and reasonably necessary for the protection of the business, goodwill, Confidential Information, and other protectable interests of Flagstar and its affiliates in light of all of the facts and circumstances of the relationship between Carrie and Flagstar, and that the breach of the provisions of this Paragraph 4 would irreparably harm Flagstar. In the event that any covenant, condition or other provision of this Agreement is held to be inoperative, invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provisions of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, it is the intention of the parties hereto that such covenant, condition or other provision shall not thereby be terminated but shall be deemed amended to delete therefrom or modify such provision or portion adjudicated to be invalid or unenforceable or in the alternative such judicially substituted term may be substituted therefor, and such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

                  5. Further Assurances. Each of the parties hereto agrees to execute and deliver such other documents and to take such further actions as the other party may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement.

                  6. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the transactions contemplated hereby, shall be referred to the American Arbitration Association for neutral binding arbitration in accordance with its rules, and such arbitration shall be decided in accordance with the terms of this Agreement and the substantive law of the State of Michigan. The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of Michigan. The parties hereto agree to accept the decision


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of the board of arbitrators, and judgment upon any award rendered hereunder may be entered in any court having jurisdiction hereof.

                  7. Termination. The term of this Agreement shall commence on June 21, 2005 and shall continue until March 31, 2006.

                  8. No Third Party Beneficiaries. This Agreement is for the benefit of Carrie and Flagstar only and not for any other person.

                  9. Entire Agreement. This Agreement contains the entire agreement between Flagstar and Carrie regarding the matters contained herein and correctly sets forth each party's rights and duties to each other as of the date hereof. Any agreement or representation concerning the subject matter of this Agreement or the duties of Carrie or Flagstar in relation thereto not set forth in this instrument is null and void.

                  10. Waiver, Modification and Amendment.No provision hereof may be waived, modified or amended without the written agreement of each of the parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein.

                  11. Counterparts. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement.

                  12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                  13. Binding on Successor. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their successors (including by operation of law) and assigns, provided, however, that Carrie may not assign his rights under this Agreement.

                  14. Titles and Captions. Titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the day and year first above written.


                                     Flagstar Bank, fsb

                                     /s/ Matthew I. Roslin
                                     -----------------------------------
                                     By:  Matthew I. Roslin
                                     Its:  Executive Vice President


                                     /s/ Michael W. Carrie
                                     ------------------------------------
                                     Michael W. Carrie